Exhibit 99.1
FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
FINANCIAL STATEMENTS
AND SUPPLEMENTAL SCHEDULES
AS OF DECEMBER 31, 2006 AND 2005 AND
FOR THE YEAR ENDED DECEMBER 31, 2006

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
INDEX

Reports of Independent Registered Public Accounting Firms	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	3

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2006	4

Notes to Financial Statements	5

Supplemental Schedules:

Form 5500, Schedule H; Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2006	15

Form 5500, Schedule H; Line 4j – Schedule of Reportable Transactions for the Year Ended December 31, 2006	16

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
Flowserve Corporation Retirement Savings Plan:
We have audited the accompanying statement of net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2006 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Flowserve Corporation Retirement Savings Plan as of December 31, 2005, were audited by other auditors whose report dated June 29, 2006, expressed an unqualified opinion on these statements.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan as of December 31, 2006, and the changes in its net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Our audit was performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Form 5500, Schedule H; Line 4i – Schedule of Assets (Held at End of Year) and Form 5500, Schedule H; Line 4j – Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the financial statements taken as a whole.
/s/ Whitley Penn LLP
Fort Worth, Texas
June 29, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Participants and Administrator of the
      Flowserve Corporation Retirement Savings Plan:
In our opinion, the statement of net assets available for benefits as of December 31, 2005, before the effects of the adjustment to retrospectively apply the change in accounting for fully benefit-responsive contracts described in Note 2, presents fairly, in all material respects, the net assets available for benefits of the Flowserve Corporation Retirement Savings Plan at December 31, 2005, in conformity with accounting principles generally accepted in the United States of America (the 2005 financial statements before the effects of the adjustments discussed in Note 2 are not presented herein). This financial statement is the responsibility of the Plan’s management. Our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit, before the effects of the adjustment described above, of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
We were not engaged to audit, review, or apply any procedures to the adjustment to retrospectively apply the change in accounting for fully benefit-responsive contracts described in Note 2 and accordingly, we do not express an opinion or any other form of assurance about whether such adjustment is appropriate and has been properly applied. This adjustment was audited by other auditors.
/s/PricewaterhouseCoopers LLP
Dallas, Texas
June 29, 2006

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

	December 31,
	2006	2005
ASSETS

Investments:
Registered investment companies	$377,541,749	$336,190,628
Common and collective trusts	88,823,639	88,207,025
Company stock fund	41,799,248	35,777,602
Loans receivable from participants	9,698,472	8,927,301

Total investments	517,863,108	469,102,556

Receivables:
Employer contributions	3,307,756	3,425,402
Participant contributions	872,543	870,711

Total receivables	4,180,299	4,296,113

Adjustment from fair value to contract value for interest in common collective trust relating to fully benefit-responsive contracts	854,719	1,163,241

Net assets available for benefits	$522,898,126	$474,561,910

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2006

Investment income:
Dividend income	$19,246,536
Interest income from other than participant loans	3,846,016
Interest income from participant loans	624,717
Net appreciation in fair value of investments	35,111,090

58,828,359

Contributions:
Employer	10,379,669
Participant	25,858,705

36,238,374

Total additions	95,066,733

Deductions:
Benefits paid to participants	(46,592,353)
Other deductions	(138,164)

Total deductions	(46,730,517)

Increase in net assets available for benefits	48,336,216

Net assets available for benefits
Beginning of year	474,561,910

End of year	$522,898,126

The accompanying notes are an integral part of these financial statements.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
1.	DESCRIPTION OF THE PLAN

The following description of the Flowserve Corporation Retirement Savings Plan (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General and eligibility

The Plan is a defined contribution plan. Full-time and part-time employees of Flowserve Corporation and its wholly-owned subsidiaries located in the United States (collectively, the “Company”) are eligible to participate in the Plan upon commencement of their employment. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

Participant accounts

Each participant’s account is credited with the participant’s contributions, the employer’s contributions and an allocation of investment income from each fund as defined in the Plan document. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Additionally, the Plan has certain expenses that are deducted from participant accounts.

Contributions

Participants contribute a percentage of their compensation, as defined in the Plan document. Unless newly hired participants elect otherwise, they automatically contribute 3% of eligible compensation to the Plan. Additionally, the maximum contribution rate for participants is generally 50% of eligible compensation, of which up to $15,000 (the maximum annual salary deferral contribution limit as set forth by the Internal Revenue Code (the “Code”) for the Plan year 2006) may be made pre-tax. All participants who were eligible to make elective deferrals under the Plan and who had attained age 50 before the close of the Plan year were eligible to make additional catch-up contributions of up to $5,000 during fiscal 2006. Participant contributions are invested based on each participant’s election.

The Company matches 50% of participant contributions, up to 6% of eligible compensation, except for union employees represented by the:
•	United Steelworkers of America at the Vernon, California facility; and

•	United Steelworkers of America, AFL-CIO-CLC, District 30 Local Number 3320 at the Dayton, Ohio facility.
Each of the above exception groups receives Company matching contributions of 25% of participant contributions up to 6% of eligible compensation.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Company matching contributions are made in cash and allocated among a participant’s account in the same percentage in which the participant directs his or her contributions. The Company may also make a discretionary contribution based upon the Company meeting its performance targets, as determined by the Company at its sole discretion. All Company discretionary contributions are made in Company common stock into the Company Stock Fund. Discretionary contributions are generally allocated among the participants based on the amount of Company matching contributions made during the Plan year, unless otherwise specified by a collective bargaining agreement. In 2007, the Company made a discretionary contribution of $3,025,427 for the Plan year 2006. In 2006, the company made a discretionary contribution of $3,139,992 for the Plan year 2005. Discretionary contributions are recorded as employer contributions receivable on the statements of net assets available for benefits.
The Plan allows all participant contributions and amounts allocated to participant accounts to be invested in accordance with participant investment directions except for the Company discretionary contribution, which shall automatically be invested in the Company Stock Fund and cannot be transferred for a one-year period.
Vesting
Participants are immediately vested in their contributions and associated earnings thereon. Unless otherwise specified in a collective bargaining agreement, participants become 20% vested in the Company’s contributions and associated earnings after one year of service. Vesting increases by 20% for each additional year of service until a participant becomes fully vested after five years of service.
Forfeitures
Forfeitures are used to reduce the Company’s contributions. During 2006, participants forfeited $378,568 of non-vested account balances and such forfeited balances earned $6,589. In 2006, employer contributions were reduced by $350,167 from previously forfeited balances, in accordance with Plan documents. Unutilized forfeitures at December 31, 2006 and 2005 were $89,857 and $54,867, respectively.
Payment of benefits
Terminated participants may be paid their vested balance in a lump sum or rollover as soon as administratively possible after their date of termination.
Investments
Participants may direct their contributions and account balances among the following investment funds:
Company Stock Fund – Invests in publicly-traded common stock of the Company.
America Funds EuroPacific Fund – Invests primarily in securities of issuers located in Europe and the Pacific Basin.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Royce Premier Fund – Invests primarily in small-cap securities and seeks long-term capital appreciation.
T. Rowe Price Mid-Cap Growth Fund – Invests primarily in mid-cap common stock of United States and foreign companies that, in the fund manager’s opinion, possess above average growth potential.
Vanguard 500 Index Fund – Invests in large-cap equity securities that are managed to achieve results similar to those of the overall stock market as measured by the Standard & Poor’s 500 Index.
Vanguard Retirement Savings Trust Fund – Invests primarily in investment contracts or similar fixed-income instruments, which are managed to yield higher levels of current income without capital appreciation. See additional discussion in Note 4.
Vanguard Target Retirement 2005 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2005.
Vanguard Target Retirement 2015 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2015.
Vanguard Target Retirement 2025 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2025.
Vanguard Target Retirement 2035 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2035.
Vanguard Target Retirement 2045 Fund – Included in a mix of other Vanguard Mutual Funds designed for individuals planning to retire in or within a few years of 2045.
Vanguard Target Retirement Fund – Invests in equity securities of companies that, in the fund manager’s opinion, possess prospects for continued growth, strong industry positions and skilled management teams.
Vanguard Total Bond Market Index Fund – Invests primarily in fixed-income securities that are managed to yield performance mirroring the Lehman Brothers Aggregate Bond Index.
Vanguard PRIMECAP Fund – Invests in a mix of other Vanguard Mutual Funds designed for individuals currently in retirement.
Vanguard Wellington Fund – Invests 65% in equity securities and 35% in high-quality bonds, which are managed in the aggregate to generate long-term capital appreciation while providing income.
Vanguard Windsor II Fund – Invests primarily in equity and other instruments issued by large and medium-sized companies that, in the fund manager’s opinion, are undervalued based on current price/earnings ratios or dividend yields.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
Administration

The Plan is administered by the Pension and Investment Committee (“Plan Administrator”), which is appointed by the senior management of the Company. The Company pays the majority of the expenses related to the Plan’s operations.

Participant loans

Subject to certain limitations set forth in the Plan, participants may borrow from their vested account balances using their account balance as collateral. Participants may borrow an aggregate maximum of the lesser of:
•	$50,000, subject to certain adjustments as set forth in the Plan, or

•	One-half of the participant’s vested account balance at the time the loan is made.
General-purpose loans have a maximum term of five years, while primary residence loans have a maximum term of fifteen years. Loan repayments are generally made via bi-weekly payroll deductions. Loans bear interest at rates that become fixed at loan inception, based on prevailing interest rates at loan inception. Loans outstanding at December 31, 2006 have interest rates ranging from 5.0% to 10.5%.

Plan termination

Although it has not expressed any intent to do so, the Company may terminate the Plan at any time in accordance with ERISA requirements. In the event of termination of the Plan, distribution would be made to participants in the amounts of their respective account balances. In the event of Plan termination, all components of a participant’s balance become 100% vested.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Investment valuation and income recognition

The Plan’s investments are stated at fair value based on quoted market prices. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Shares of common/collective trusts are valued at the net asset value of shares held by the Plan at year-end as reported by the Trustee. Participant loans are valued at cost plus accrued interest, which approximates fair value.

Purchases and sales of investments are recorded on a trade-date basis. Interest income is accrued when earned. Dividend income is recorded on the ex-dividend date.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
The Plan’s investments are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with investments in mutual funds, common/collective trusts and stocks, it is at least reasonably possible that changes in the values of such investments could occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.

Determination of unrealized appreciation/depreciation

The Plan presents in the statement of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses on investments sold during the year and the unrealized appreciation (depreciation) on those investments held at the end of the year.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of changes in net assets available for benefits during the reporting period. Actual results may differ from these estimates.

Benefits

Benefits are recorded when paid.

Accounting pronouncements implemented

In December 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position (“FSP”) AAG INV-1 and SOP 94-4-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans.” FSP AAG INV-1 and SOP 94-4-1 require that investment contracts held by a defined contribution plan be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a collective trust, which is more fully described in Note 4. FSP AAG INV-1 and SOP 94-4-1 also provides guidance for the presentation and disclosure of fully benefit-responsive investment contracts. The retrospective adoption of FSP AAG INV-1 and SOP 94-4-1 as of January 1, 2005 did not have a material impact on the net assets or changes in net assets of the Plan.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
3.	INVESTMENTS

All Plan investments are held by Vanguard Fiduciary Trust Company under a trust agreement dated May 27, 1999. The fair values of individual investments that represent 5% or more of the Plan’s net assets available for benefits at December 31, 2006 and 2005 are as follows:

	2006	2005
T. Rowe Price Mid-Cap Growth Fund	$45,667,868	$47,862,471
Vanguard 500 Index Fund	92,527,461	88,688,170
Vanguard Wellington Fund	109,469,917	91,735,690
Vanguard Windsor II Fund	34,627,143	30,044,711
Vanguard Retirement Savings Trust Fund	88,823,639	88,207,025
Company Stock Fund*	41,799,248	35,777,602
          During 2006, the net appreciation in fair value of investments was comprised of the following:

Registered investment companies	$25,178,595
Common stock	9,932,495

Total net appreciation	$35,111,090

*	Includes non-participant directed funds (see Note 5).
4.	VANGUARD RETIREMENT SAVINGS TRUST FUND

Investments in bank collective investment funds that hold benefit-responsive investment contracts, such as the Vanguard Retirement Savings Trust Fund, are presented at fair value on the statement of net assets available for benefits and the amount representing the difference between fair value and contract value of the bank collective investment fund is presented on the face of the statement of net assets available for benefits as a single amount, calculated as the sum of the amounts necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a basis that reflects income credited to participants in the Plan and net appreciation or depreciation in the fair value of only those investment contracts that are not deemed to be fully benefit-responsive.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
5.	NON-PARTICIPANT DIRECTED INVESTMENTS

The Company’s discretionary contribution is automatically invested in the Company Stock Fund and cannot be transferred for a one-year period. Employees also have the option of investing their contributions, or a portion thereof, in the Company’s common stock. Since the activity of the non-participant directed and participant directed investments in the Company’s common stock are combined, the entire investment is considered non-participant directed for purposes of this disclosure. Information regarding the net assets available for benefits and the changes in net assets available for benefits for that fund, the Company Stock Fund, is shown below:

	December 31,
	2006	2005
Assets:
Company stock fund	$41,799,248	$35,777,602
Company contributions receivable	3,025,427	3,139,992

Net assets available for benefits	$44,824,675	$38,917,594

Year Ended
December 31,
2006
Changes in net assets available for benefits
Additions:
Contributions	$4,397,659
Net appreciation in fair value of investments	9,932,495
Interfund transfers	(3,969,085)

Total additions, net of interfund transfers	10,361,069

Deductions:
Benefits paid to participants	(4,453,988)

Increase in net assets available for benefits	5,907,081

Net assets available for benefits at beginning of year	38,917,594

Net assets available for benefits at end of year	$44,824,675

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
6.	PARTY-IN-INTEREST TRANSACTIONS

Certain investments are shares of mutual funds managed by an affiliate of Vanguard Fiduciary Trust Company, which is the trustee as defined by the Plan and, therefore, transactions with these mutual funds qualify as party-in-interest transactions.

Additionally, the Plan holds investments in the Company’s common stock and loans receivable from participants, both of which constitute party-in-interest transactions. During the year, the Company had sales and purchases of Company common stock of $23,327,589 and $19,416,740, respectively.

7.	INCOME TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service dated March 19, 2003, stating that the Plan, as then designed and operated, qualified under Section 401(a) of the Code and, therefore, the related trust is exempt from taxation. The Plan has been amended since receipt of the determination letter; however, the Plan Administrator believes the Plan operated in compliance with the applicable requirements of the Code during 2006 and 2005, therefore, the Plan and the related trust are exempt from taxation.

8.	NON-CURRENT FILER IMPACT ON THE PLAN

Between May 1, 2005 and September 29, 2006 (the “Relevant Period”), due to the then non-current status of the Company’s filings with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934 (the “Securities Act”), the Company’s registration statement on Form S-8 was not available to cover offers and sales of securities to the Company’s employees and other persons. As a result, the acquisition of securities by the Plan on behalf of participants during the Relevant Period did not comply with the registration requirements of the Securities Act. During the Relevant Period units of interest (“Units”) representing a total of 464,033 shares of the Company’s common stock were purchased on behalf of participants through application of: (i) salary reduction contributions from employees, (ii) fixed matching source funds from the Company and (iii) intra-plan transfers of funds by participants out of other investments in the Plan into Units. The Company’s failure to maintain the effectiveness of its registration statement on Form S-8 gave the participants who directed the Plan to purchase Units during the Relevant Period the right to rescind these purchases (or recover damages if they had sold their Units) for up to one year under federal law following the purchase of these Units. In order to address this compliance issue, the Company conducted a rescission offering that expired on January 8, 2007. Under the terms of the rescission offering, the Company made payments to participants who accepted the offer and who had sold shares acquired during the Relevant Period at a loss. The Company also acquired shares from accepting participants who had acquired shares during the Relevant Period at a price (together with interest at the applicable state rate) that exceeded the closing price of a share of Flowserve Corporation common stock on January 8, 2007 ($48.98). Participants from whom the Company acquired shares in the rescission offering received the acquisition price they paid for their shares, together with interest. The Company paid a total of $386,751 to accepting participants, which included $15,558 for shares sold at a loss and $371,193 as acquisition price (i.e., participant’s actual cost) and interest for the 6,766 shares the Company acquired from participants pursuant to this rescission offering.

9.	Form 5500 Reconciliation

The following is a reconciliation of net assets available for benefits per the financial statements to the Form 5500 at December 31, 2006:

Net assets available for benefits per the financial statements	$522,898,126
Difference in reporting of benefit responsive investments at contract value per the financial statements and fair value per the Form 5500	(854,719)

Net assets available for benefits per the Form 5500	$522,043,407

SUPPLEMENTAL SCHEDULES

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008
SCHEDULE H; LINE 4i — SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2006

		(c)
		Description of Investment
	(b)	Including Maturity Date,		(e)
	Identity of Issue, Borrower,	Rate of Interest, Collateral,	(d)	Current
(a)	Lessor or Similar Party	Par, or Maturity Value	Cost	Value
	America Funds EuroPacific Fund	Registered investment company	**	$20,492,198
	Royce Premier Fund	Registered investment company	**	23,343,634
	T. Rowe Price Mid-Cap Growth Fund	Registered investment company	**	45,667,868
*	Vanguard 500 Index Fund	Registered investment company	**	92,527,461
*	Vanguard Retirement Savings Trust Fund	Common/collective trust	**	88,823,639
*	Vanguard Target Retirement 2005 Fund	Registered investment company	**	756,727
*	Vanguard Target Retirement 2015 Fund	Registered investment company	**	4,558,479
*	Vanguard Target Retirement 2025 Fund	Registered investment company	**	2,576,214
*	Vanguard Target Retirement 2035 Fund	Registered investment company	**	1,242,308
*	Vanguard Target Retirement 2045 Fund	Registered investment company	**	1,295,219
*	Vanguard Target Retirement Fund	Registered investment company	**	704,396
*	Vanguard Total Bond Market Index Fund	Registered investment company	**	16,511,116
*	Vanguard PRIMECAP Fund	Registered investment company	**	23,769,069
*	Vanguard Wellington Fund	Registered investment company	**	109,469,917
*	Vanguard Windsor II Fund	Registered investment company	**	34,627,143
*	Company Stock Fund	Common stock, 828,200 shares	$22,001,955	41,799,248
*	Loans receivable from participants	5% - 10.5% due through 2021		9,698,472

Total assets held for investment purposes				$517,863,108

*	Denotes a party-in-interest to the Plan as defined by ERISA.

**	Cost omitted for participant-directed investments.

FLOWSERVE CORPORATION
RETIREMENT SAVINGS PLAN
I.R.S. Employer Identification Number: 31-0267900
Plan No. 008
SCHEDULE H; LINE 4j — SCHEDULE OF REPORTABLE TRANSACTIONS*
FOR THE YEAR ENDED DECEMBER 31, 2006

						(h)
	(b)					Current Value
(a)	Description of Asset		(c)	(d)	(g)	of Asset on	(i)
Identity of Party	(include interest rate and		Purchase	Selling	Cost of	Transaction	Gain
Involved	maturity in the case of a loan)	# of Shares	Price	Price	Asset	Date	or (Loss)
The Vanguard Group	Flowserve Corporation Common Stock	672,088	$19,416,740	$—	$—	$19,416,740	$—
The Vanguard Group	Flowserve Corporation Common Stock	807,706	—	23,327,589	16,883,568	23,327,589	6,444,021

*	Transactions or a series of transactions in non-participant directed funds that exceed 5% of the current value of the Plan’s assets as of the beginning of the Plan year, as defined in Section 2520.103-6 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA.